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                                                                    Exhibit 99.7
                                                                    ------------
                   CHASE CITY LICENSE AND SERVICES AGREEMENT
                   -----------------------------------------

     THIS LICENSE AND SERVICES AGREEMENT (this "Agreement") is made this 25th day of April, 2001 between Star Scientific, Inc., a Delaware corporation ("Star" or "Licensor") and Brown & Williamson Tobacco Corporation, a Delaware corporation ("B&W" or "Licensee") and provides as follows:

     Star and B&W are parties to a Restated Master Agreement of like date as this Agreement, which provides inter alia, that Licensor will enter into this Agreement with Licensee. Licensor is the lessee of the real property described in Exhibit A annexed hereto (the "Property"), which is utilized by Licensor for the acquisition and processing of StarCured(TM) Tobacco from tobacco growers. Licensee has agreed to purchase StarCured(TM) Tobacco from Star pursuant to the Restated Master Agreement.

     Licensor hereby grants to Licensee an irrevocable license until December 31, 2003, for Licensee and its authorized agents and employees to enter upon the Property for the purpose of evaluating the quality of StarCured(TM) Tobacco which Star is purchasing from tobacco growers and B&W is purchasing from Star.

     Star will at its expense provide all personnel, equipment and warehouse space in the Property which is necessary for the acquisition, unloading and loading of the StarCured(TM) Tobacco which B&W orders from Star in the years 2001, 2002 and 2003. Star will provide B&W with reasonably necessary and desirable office space and general office services and equipment (photocopying, telephone, etc.) as reasonably requested and specified by B&W for B&W's personnel who are grading the tobacco purchases.

     In exchange for the rights granted to B&W under the License and the obligations of Star hereunder, B&W will pay Star a processing fee of $.07/pound, green weight, for all StarCured(TM) Tobacco purchased by B&W in each year during the term of this Agreement. B&W will also pay the manufacturer's portion of the no net assessment.

     Star will indemnify and hold B&W, its agents and employees, harmless from all fines, penalties, impositions, forfeitures, costs and expenses which any state or federal agency or department may assess, or attempt to assess against B&W and/or its agents and employees relating to Star's operations and activities in the acquisition and processing of StarCured(TM) Tobacco on the Property.

     Capitalized terms used herein but not defined shall have their respective meanings as set forth in the Restated Master Agreement and the Exhibits thereto.

     This Agreement shall be governed by the laws of the Commonwealth of Virginia.


                            [SIGNATURE PAGE FOLLOWS]
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          SIGNATURE PAGE TO CHASE CITY LICENSE AND SERVICES AGREEMENT
          -----------------------------------------------------------


  IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the effective date shown above.


                              STAR SCIENTIFIC, INC.


                              [***]


                              BROWN & WILLIAMSON TOBACCO
                              CORPORATION


                              [***]